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                                                                    EXHIBIT 14.1

                              Evergreen Solar, Inc.
                       Code of Business Conduct and Ethics

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                            A MESSAGE FROM THE BOARD

         At Evergreen Solar, Inc. (the "Company" or "Evergreen Solar"), we believe that conducting business ethically is critical to our long-term success. Ethics, integrity, and honesty are the foundations upon which we build our reputation and our competitive excellence.

         We expect every director, officer, and employee to practice the highest standards of conduct in every business relationship - within the Company and with our customers, business partners, and competitors.

         IT IS IMPORTANT THAT EACH OFFICER, DIRECTOR AND EMPLOYEE OF THE COMPANY CLEARLY UNDERSTANDS AND ABIDES BY THE COMPANY'S COMMITMENT TO ETHICS, INTEGRITY, AND HONESTY. WE MUST COMPLY WITH APPLICABLE LAWS, RULES AND REGULATIONS IN ALL ASPECTS OF OUR OPERATIONS. OUR STEADFAST COMMITMENT TO THE HIGHEST PROFESSIONAL STANDARDS IS ESSENTIAL TO OUR CONTINUED SUCCESS.

         To that end, the Board of Directors of Evergreen Solar has adopted this Code of Business Conduct and Ethics.

                                  INTRODUCTION

         This Code of Business Conduct and Ethics (the "Code") applies to all directors, officers, and employees of the Company. The Company has issued this Code to deter wrongdoing and to promote:

         - honest and ethical conduct by everyone associated with the Company, including the ethical handling of actual or apparent conflicts of interest;

         - full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company submits to the United States Securities and Exchange Commission ("SEC") and in the Company's other public communications;

         - compliance with applicable governmental laws, rules, and regulations;

         - the prompt internal reporting of any violations of this Code to the appropriate person at the Company; and

         -        accountability for adherence to the Code.

         The effectiveness of this Code depends in part on the cooperation of all directors, officers, and employees in promptly disclosing to the designated persons within the Company any conduct believed to violate the standards described in this Code. The Company has established procedures to ensure that you may report any suspected violations anonymously. The Company expressly prohibits retaliation of any kind against anyone who in good faith reports suspected misconduct.

      The Company seeks to foster a culture of compliance with applicable laws, rules, and regulations and the highest standards of business conduct. Everyone at the Company shall promote this culture of compliance. Suspected violations of this Code or applicable laws, rules or regulation must be reported, and the Company will take appropriate steps to investigate them internally. Violators shall be subject to discipline, as deemed appropriate by the Company in its sole discretion, including immediate termination.

         This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. This Code creates no contractual rights. If you have any questions about the provisions of this Code, or about how you should conduct yourself in a particular situation, you should consult your supervisor or department head; the Chairman of the Company's

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Nominating and Corporate Governance Committee, who shall serve as the Company's
Compliance Officer, and whose identity and contact information will be posted at all times on the Company's shared drive, or any other member of the Company's Nominating and Corporate Governance Committee.

                              STANDARDS OF CONDUCT

         You must ensure that any financial, business, or other activities in which you are involved outside the workplace are free of conflicts with your responsibilities to Evergreen Solar. A "conflict of interest" may occur when your private interest in any way interferes - or even appears to interfere - with the interests of the Company. A conflict situation can arise when a person has interests that may impair the objective performance of his or her duties to the Company. Conflicts of interest may also arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position in the Company.

         You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in the Company's best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

         - any Company loan to any employee, officer, or director, or Company guarantee of any personal obligation;

         - employment by or acting independently as a consultant to a Company competitor, customer, or supplier;

         - directing Company business to any entity in which an employee or close family member has a substantial interest;

         - owning, or owning a substantial interest in, any Evergreen Solar competitor, customer, or supplier;

         - using Company assets, intellectual property, or other resources for personal gain; and

         - accepting anything of more than nominal value - such as gifts, discounts, or compensation - from an individual or entity that does or seeks to do business with Evergreen Solar.

         Directors and officers shall disclose any actual or apparent conflict situation to the Compliance Officer. Employees who are not officers shall disclose all such situations of which they are aware to an appropriate supervisor or department head, or to the Compliance Officer. All supervisors and department heads who receive such reports must forward them promptly to the Compliance Officer.

         Evergreen Solar directors must obtain approval from the Board of Directors before accepting any position as an officer or director of any outside business concern or entity that has a business relationship with Evergreen Solar, or that now is or foreseeably is expected to become a competitor of Evergreen Solar.

         Evergreen Solar officers and employees must obtain necessary approvals before

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accepting (i) any position as an officer or director of an outside business concern, or (ii) any position as an officer or director of board position with a not-for-profit entity if there is or may be a Company business relationship with the entity or an expectation of financial or other support from the Company. Evergreen Solar officers and employees must obtain such approvals from the Compliance Officer.

         Directors, officers and employees who have obtained such approvals must promptly notify the appropriate persons specified above in the event of any change in the nature of such business concern's or entity's relationship with the Company or if such concern or entity later becomes a competitor of the Company.

         CORPORATE OPPORTUNITIES

         You owe a duty to the Company to advance its legitimate interests. Thus, you may not (i) take corporate opportunities for yourself that are discovered through the use of Company property, information or position, without first offering such opportunities to the Company; (ii) use corporate property, information, or position for personal gain; or (iii) compete with the Company.

         Evergreen Solar directors and officers must adhere to their fundamental duties of good faith, due care, and loyalty owed to all shareholders, and to act at all times with the Company's and its shareholders' best interests in mind.

         CONFIDENTIALITY

         You must maintain the confidentiality of sensitive business, technical, or other information entrusted to you by the Company, its customers, or business partners, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers, or business partners if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company.

         FAIR DEALING

         You must act fairly, honestly, and in good faith in any dealings on behalf of the Company with any of its customers, suppliers, competitors, employees, and all others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

         PROTECTION AND PROPER USE OF COMPANY ASSETS

         You must protect and seek to ensure the efficient use of Company assets. You should protect against the improper disclosure, theft, or misuse of the Company's intellectual and physical property.

         Evergreen Solar assets should be used only for the Company's legitimate business

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purposes. The content of the Company's electronic communication infrastructure
(e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and the Company can access and monitor any communications made via such infrastructure at any time without notice.

         COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

         Evergreen Solar is committed to compliance with applicable laws, rules, and regulations which are designed to ensure that financial and non-financial information is collected, analyzed and timely reported in full compliance with the applicable law, rule or regulation. Evergreen Solar also maintains separate, detailed policies regarding such matters as insider trading, fair employment practices, records retention, and sexual harassment that are either detailed in the Company's Employee Handbook or that can be obtained from Richard Chleboski.

         Each and every director, officer, and employee must comply with the law. Questions or concerns about compliance issues should be raised by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

         Compliance with these controls and procedures is of paramount importance. If anyone in the Company believes that the Company's books or records are not being maintained, or that its financial condition or results of operations are not being disclosed in accordance with these controls and procedures, that person should report the matter directly by any of the mans indicated below.

         FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURES

         Evergreen Solar strives to ensure that all business records and financial reports are accurate, complete, understandable, and not misleading. The Company is committed to complying with applicable laws requiring the fair and timely disclosure of material information and ensuring the accuracy of publicly disseminated information. To that end, Evergreen Solar maintains internal controls and procedures designed to provide reasonable assurance of the safeguarding and proper management of the Company's assets; the reliability of its financial reporting in compliance with generally accepted accounting principles; and compliance with applicable laws and regulations. The Company is committed to maintaining disclosure controls and procedures designed to ensure that financial and non-financial information is collected, analyzed, and timely reported in full compliance with applicable law.

         If you obtain information causing you to believe that the Company's books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you must report the matter directly by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

REPORTING AND ENFORCEMENT MECHANISMS

         Among your most important responsibilities in this Company are the obligations to (i) comply with this Code and all applicable laws, rules, and regulations, and (ii) report any situation or conduct you believe may constitute a possible violation of the Code or the law.

         If you should learn of a potential or suspected violation of the Code, you have an obligation to report the relevant information to one of the persons listed below. You may address questions about ethics issues and raise any concerns about a possible violation of the

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Code or applicable law to:

         -        a supervisor or department head;

         -        the Company's Compliance Officer; and/or

         - a member of the Nominating and Corporate Governance Committee of the Board of Directors.

         Frequently, a supervisor or department head will be in the best position to resolve the issue quickly. However, you may also raise any question or concern with any of the other persons listed above. You may do so orally or in writing and, if preferred, anonymously.

         If the issue or concern relates to accounting, the internal accounting controls of the Company or any auditing matter (collectively, "Accounting Matters"), you may report it on a confidential or anonymous basis through the employee hotline at 508-357-2221 x-770. Employee's may use this hotline to report complaints, issues and concerns relating to any questionable Accounting Matters, including, without limitation:

         - fraud or deliberate error in the preparation, evaluation, review or audit of any financial statements of the Company;

         - fraud or deliberate error in the recording and maintaining of financial records of the Company;

         - deficiencies in or noncompliance with the Company's internal accounting controls;

         - misrepresentations or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

         - deviation from full and fair reporting of the Company's financial condition.

         Upon receipt of a complaint, the member of the Audit Committee who has been designated to receive and address employee accounting related concerns will
(i) determine whether the complaint actually pertains to Accounting Matters and
(ii) when possible, acknowledge receipt of the complaint to the sender.

         Complaints relating to Accounting Matters will be reviewed under Audit Committee direction or such other persons as the Audit Committee determines to be appropriate. The review will be conducted in a confidential manner to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

         The designated Audit Committee member will maintain a log of all complaints, tracking their receipt, investigation and resolution and prepare a summary report for the Audit Committee on a monthly basis, or more frequently if warranted. If there have been no complaints, the

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monthly report will specifically state that fact. Copies of complaints and the log will be maintained in accordance with the Company's document retention policy.

POLICY AGAINST RETALIATION

        The Company will not tolerate retaliation in any form against any person who in good faith reports suspected violations of the Code or any laws, rules or regulations, voices other ethical concerns, or who is involved on the Company's behalf in investigating or helping to resolve any such issue. Anyone found to have retaliated against another employee for any such conduct may be subject to discipline, including immediate termination. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal accounting controls or auditing matters. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the Compliance Officer or the Human Resources Department.

                            PENALTIES FOR VIOLATIONS

         Evergreen Solar is committed to taking prompt and consistent action in response to violations of this Code. Any covered person who violates the Code is subject to disciplinary action, including immediate termination. The Company will promptly investigate reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities.

                                WAIVER/AMENDMENTS

       Only the Board of Directors may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board of Directors, or a Committee of the Board of Directors designated for this purpose, for its consideration. The Board of Directors will promptly disclose to investors as prescribed by the SEC, the Nasdaq Stock Market Inc., any exchange upon which securities of the Company are traded, and any governmental or regulatory body exercising authority over the Company all substantive amendments to the Code as well as all waivers of the Code granted to directors or officers, including the reasons for such waivers.

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                 RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

         I have received a copy of Evergreen Solar, Inc.'s Code of Business Conduct and Ethics (the "Code") and acknowledge I have read and understand its contents. I understand my obligation to comply with this Code and with the law, and my obligation to report to appropriate personnel within the Company any and all suspected violations of this Code or of applicable laws, rules, or regulations. I understand that the Company expressly prohibits any director, officer, or employee from retaliating against any other such person for reporting suspected violations of the Code or of any laws, rules or regulations. I am familiar with all the resources that are available if I have questions about specific conduct, Company policies, or applicable laws, rules, or regulations.

         If I am an employee, I further understand that Evergreen Solar, Inc. is an "at-will" employer and that employment with the Company is not for a fixed term or definite period and may be terminated at the will of either party, at any time, with or without prior notice. I understand that nothing contained in this Code may be construed as creating a promise of future benefits or a binding contract with the Company for benefits or for any other purpose.

Printed Name: ______________________________________________

Signature: __________________________________________________

Position: ___________________________________________________

Date: ______________________________________________________

Please sign and date this receipt and return it to the Compliance Officer.